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As filed with the Securities and Exchange Commission on November 21, 2000

Registration No. 333-69805

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

FMC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-0479804
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
200 East Randolph Drive Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

FMC Corporation Non-Qualified Savings and Investment Plan
(Formerly FMC Corporation Non-Qualified Retirement and Thrift Plan)
(Full Title of the Plan)

Steven H. Shapiro
Associate General Counsel and Assistant Secretary
200 East Randolph Drive
Chicago, Illinois 60601
(Name and Address of Agent for Service)

(312) 861-6000
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Steven J. Gavin
Winston & Strawn
35 West Wacker Drive
Chicago, Illinois 60601
(312) 558-5600

EXPLANATORY NOTE

    FMC Corporation, a Delaware corporation (the "Registrant"), filed a Form S-8 Registration Statement (Registration No. 333-69805) on December 29, 1998 registering $25,000,000 in deferred compensation obligations offered under the FMC Corporation Non-Qualified Retirement and Thrift Plan. Effective as of January 1, 2000, the plan was amended and restated and the name of the plan was changed to the FMC Corporation Non-Qualified Savings and Investment Plan. The plan was subsequently amended. This Post-Effective Amendment No. 1 is being filed to reflect such changes.

PART I—INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The Registrant shall deliver the document containing the information in Part I of this Form S-8 Registration Statement to each participant in the FMC Corporation Non-Qualified Savings and Investment Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "1933 Act"). Such document is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"). Such document and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II—INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The following documents previously filed with the Commission by the Registrant, pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated by reference herein:

       (i) the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999;

      (ii) the Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000;

      (iii) the Registrant's Current Reports on Form 8-K dated November 3, October 31, October 13 and October 3; and

      (iv) the Registrant's Current Report on Form 8-K/A dated November 3, 2000.

    All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment (i) which indicates that all securities offered herein have been sold or (ii) which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

    Under the FMC Corporation Non-Qualified Savings and Investment Plan, as amended (formerly the FMC Corporation Non-Qualified Retirement and Thrift Plan) (the "Plan"), the Registrant provides a select group of management or highly compensated employees ("Participants") identified by the Employee Welfare Benefits Plan Committee or its delegate (the "Committee") of the Registrant who are prohibited from fully contributing to the FMC Corporation Savings and Investment Plan (the

"Tax-Qualified Plan") due to limitations imposed on the Tax-Qualified Plan by the Internal Revenue Code the opportunity to elect to defer all or a specified portion of their compensation. The portions of compensation deferred under such elections are referred to herein as the "Obligations".

    The Obligations are unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan and rank equally with other unsecured and unsubordinated indebtedness of the Registrant. The Registrant is not required to fund or otherwise segregate assets to be used for the payment of the Obligations. Notwithstanding the foregoing, the Registrant has established a grantor trust (the "Trust") to hold assets to be used for payment of the Obligations. However, the assets of the Trust shall remain the assets of the Registrant subject to the claims of its general creditors. The Obligations shall be paid in cash on the last day of the sixth calendar month following the calendar month in which such Participant's employment with the Registrant terminates, subject to certain exceptions. There is no trading market for the Obligations.

    Compensation deferred by a Participant ("Participant Deferrals") shall be held in individual bookkeeping accounts for each Participant established by the Committee. Company matching contributions ("Company Contributions") shall be held in an individual bookkeeping account for each Participant established by the Committee. Participant Deferrals shall be deemed to be invested in accordance with the investment alternatives the Participants select and the terms of the Plan. The investment alternatives are determined by the Committee and currently include (i) Fidelity Retirement Government Money Market Portfolio, (ii) Stable Value Fund, (iii) Fidelity Puritan® Fund, (iv) Fidelity Blue Chip Growth Fund, (v) Fidelity Diversified International Fund, (vi) Fidelity Capital & Income Fund, (vii) Mutual Qualified Fund Class Z, (viii) FMC Unitized Stock Fund, (ix) Fidelity Low Priced Stock Fund, (x) Fidelity Magellan® Fund, (xi) MAS MidCap Growth Portfolio, (xi) U.S. Equity Index Commingled Pool, (xii) Fidelity Freedom Income Fund, (xiii) Fidelity Freedom 2000 Fund, (xiv) Fidelity Freedom 2010 Fund, (xv) Fidelity Freedom 2020 Fund, (xvi) Fidelity Freedom 2030 Fund, (xvii) Sequoia Fund, Inc. and (xviii) Clipper Fund. Company Contributions shall be automatically deemed to be invested in common stock of the Registrant ("Common Stock"). Each Participant account shall be deemed to receive all interest, dividends, earnings and other property that would have been received with respect to an investment alternative or Common Stock, as the case may be, deemed to be held in such account if the Registrant actually owned such an investment alternative or Common Stock, as the case may be; provided, however, no Participant shall be deemed to receive voting rights with respect to Common Stock deemed to be held in such account. Similarly, each Participant account shall be deemed to suffer all investment losses and other diminution that would have been suffered with respect to an investment alternative or Common Stock, as the case may be, deemed to be held in such account if the Registrant actually owned such an investment alternative or Common Stock, as the case may be.

    A Participant's rights to any amounts credited to his accounts shall not be grantable, transferable, pledgeable or otherwise assignable by the Participant and may only pass upon the Participant's death pursuant to the terms of the Plan, pursuant to a beneficiary designation made by a Participant in accordance with the terms of the Plan or pursuant to the laws of inheritance. The Obligations are not subject to early redemptions, in whole or in part. The Obligations are not convertible into any other security of the Registrant. Each Participant shall be responsible for enforcing his own rights with respect to the Obligations. The Registrant reserves the right to amend or terminate the Plan; provided, however, that any such action shall not adversely affect the right of any Participant to receive any vested benefits already accrued in a Participant's accounts, unless a Participant consents to such action.

Item 5.  Interests of Named Experts and Counsel.

    The validity of the securities previously registered has been passed upon by Steven H. Shapiro, Esq., Associate General Counsel and Assistant Secretary of the Registrant. Mr. Shapiro participates in the Plan, and holds options to acquire 2,500 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.

    The Registrant is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the "GCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

    Article XI of the Registrant's Restated By-Laws provides that the Registrant shall indemnify its directors and officers to the full extent permitted by Section 145 of the GCL.

    The Registrant's Restated Certificate of Incorporation provides that the Registrant's directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except (i) for any breach of the directors' duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the GCL or (iv) for transactions from which directors derive improper personal benefit.

    The Registrant maintains directors' and officers' liability insurance coverage.

Item 7.  Exemption from Registration Claimed.

    Not Applicable.

Item 8.  Exhibits.

    The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description
4.1	FMC Corporation Non-Qualified Savings and Investment Plan.
4.2	First Amendment of FMC Corporation Non-Qualified Savings and Investment Plan.
5.1	Opinion of Steven H. Shapiro, Esq. as to the legality of the securities being registered (previously filed).
15.1	Letter regarding unaudited interim financial information, as filed with the Commission on November 14, 2000 as Exhibit 15 to the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 2000 (File No. 001-02376) and incorporated herein by reference.
23.1	Consent of KPMG LLP.
23.2	Consent of Steven H. Shapiro, Esq. (included as part of Exhibit 5.1).
24.1	Powers of attorney (previously filed).

Item 9.  Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

    The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 20, 2000.

FMC CORPORATION
By:	/s/ WILLIAM H. SCHUMANN III Name: William H. Schumann III Title: Senior Vice President and Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Robert N. Burt	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	November 20, 2000
/s/ WILLIAM M. SCHUMANN III William H. Schumann III	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 20, 2000
/s/ RONALD D. MAMBU Ronald D. Mambu	Vice President and Controller (Principal Accounting Officer)	November 20, 2000
Joseph H. Netherland	Director	November 20, 2000
* B.A. Bridgewater, Jr.	Director	November 20, 2000
* Patricia A. Buffler	Director	November 20, 2000
* Albert J. Costello	Director	November 20, 2000

Paul L. Davies, Jr.	Director	November 20, 2000
Asbjorn Larsen	Director	November 20, 2000
* Edward J. Mooney	Director	November 20, 2000
* William F. Reilly	Director	November 20, 2000
Enrique Sosa	Director	November 20, 2000
* James R. Thompson	Director	November 20, 2000
* Clayton Yeutter	Director	November 20, 2000

*By:	/s/ RONALD D. MAMBU Ronald D. Mambu Attorney in Fact

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	FMC Corporation Non-Qualified Savings and Investment Plan.
4.2	First Amendment of FMC Corporation Non-Qualified Savings and Investment Plan.
5.1	Opinion of Steven H. Shapiro, Esq. as to the legality of the securities being registered (previously filed).
15.1	Letter regarding unaudited interim financial information, as filed with the Commission on November 14, 2000 as Exhibit 15 to the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 2000 (File No. 001-02376) and incorporated herein by reference.
23.1	Consent of KPMG LLP.
23.2	Consent of Steven H. Shapiro, Esq. (included as a part of Exhibit 5.1).
24.1	Powers of attorney (previously filed).

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EXPLANATORY NOTE
PART I—INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II—INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS